EXHIBIT 11


                      COMPUTATION OF NET INCOME PER SHARE
                   (In thousands, except per share amounts)

                                                         Thirteen     Three
                                                           Weeks      Weeks
                                                           Ended      Ended
                                                           May 31,    May 31,
                                                            1997       1996
                                                           -------    -------

Primary
-------

Average shares outstanding                                  25,958     20,646
Net effect of dilutive stock options - based
  on the treasury stock method using average
  market price                                                 610        560
                                                           =======    =======

Total                                                       26,568     21,206
                                                           =======    =======

Net income                                                 $ 4,491    $ 3,177
                                                           =======    =======

Per share amount                                           $   .17    $   .15
                                                           =======    =======

Fully Diluted
-------------

Average shares outstanding                                  25,958     20,646
Net effect of dilutive stock options - based
  on the treasury stock method using the higher
  of the average market price for the period or
  the market price at the end of the period                    610        690
                                                           =======    =======

Total                                                       26,568     21,336
                                                           =======    =======

Net income                                                 $ 4,491    $ 3,177
                                                           =======    =======

Per share amount                                           $   .17    $   .15
                                                           =======    =======


NOTE: Average shares outstanding used for net income per share included in the Company's financial statements reflect the effect of the stock options granted since their effect is approximately 3% dilutive. Only fully diluted earnings per share have been disclosed in the Company's financial statements as primary earnings per share are substantially the same.

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